Ehxibit 23.2

[PricewaterhouseCoopers LLP Letterhead]

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Prospectus Supplement to the Prospectus of our report dated June 3, 2002 relating to the balance sheet of Franklin Auto Trust 2002-1 which appears in such Prospectus.

/s/ PricewaterhouseCoopers LLP

Salt Lake City, Utah
June 4, 2002